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                               EXHIBIT 8(f)(ii)

                          EXPENSE ALLOCATION AGREEMENT

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Bankers Trust Company
    130 Liberty Street, New York, New York 10006


Vinay Mendiratta
Vice President
Global Investment Management
Tel:  212-250-2884
Fax:  212-775-2189


April 30, 1998

Mr. Dwain Akins, Esq.
Assistant Vice President and
Assistant Secretary
Life & Health Insurance Counsel
USAA Life Insurance Company
General Counsel - C3 West
9800 Fredricksburg Road, C-3-W
San Antonio, TX  78288

Dear Dwain:

USAA Life Insurance Company ("Life Company") will invest in one or more series funds (each a "Portfolio") of the BT Insurance Funds Trust ("Trust"), which will serve as an underlying funding vehicle for certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts") issued by Life Company, pursuant to a Fund Participation Agreement by and among the Life Company, Trust and Bankers Trust Company, dated April 30, 1998. Bankers Trust Company ("Bankers Trust") serves as the investment adviser to the Trust and in such capacity provides investment advisory and administrative services to the Trust and its Portfolios.

     Life Company hereby agrees to provide the services enumerated herein on a sub-administration basis to owners of Contracts ("Contract Owners") who are beneficial owners of shares of each Portfolio. Such services shall consist of the following:

     1. Providing necessary personnel and facilities to establish and maintain Contract Owner accounts and records.

     2. Recording debits and credits to the accounts of Contract Owners.

     3. Paying the proceeds of redemptions to Contract Owners either by check or by wire.

     4. Furnishing Fund prospectuses, statements of additional information, proxy materials, annual and semi-annual reports to shareholders and other communications from the Fund to Contract Owners, as provided in
        Article 3.2 of the Participation Agreement.
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     5. Performing such shareholder servicing as may be required, which shall include but not be limited to, responding to questions regarding account balances and other account inquiries.

     6. Federal and state income tax withholding and reporting.

     7. Providing such other assistance and services as may reasonably be requested by the Fund.

     In recognition of Life Company providing such services and the administrative cost savings to the Portfolios and the Trust, the Bankers Trust will pay Life Company the fees set forth in Exhibit A hereto ("Fees").

     In the event that the investment advisory and/or administration fees paid by the Portfolio to Bankers Trust are reduced by the Board of Trustees of the Trust pursuant to an amendment of the applicable agreement, or, in the good faith opinion of the Trust, based upon an opinion of counsel reasonably acceptable to Life Company, such payments are, will or may be deemed to be in contravention or violation of any law, rule, regulation, court decision or order, or out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the Trust (taken together, "Change in Law"), the Fees shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by Bankers Trust, and acceptable to Life Company. No Fee adjustment of any type, for any reason, shall take effect until agreed upon, in writing, by both Bankers Trust and Life Company.

     Bankers Trust shall give Life Company written notice 30 days prior to seeking approval by the Board of Trustees of the Trust of (a) any increase in the fees to be paid to Bankers Trust or (b) any reduction or elimination of Bankers Trust's voluntary fee waiver as reflected in Exhibit B hereto.

     Either party may terminate this Agreement, without penalty, on 60 days' written notice to the other party; except that the Fees set forth in Exhibit A shall continue as long as the assets underlying the Contracts issued by Life Company are allocated to the Trust. Unless so terminated, this Agreement shall continue in effect for so long as Bankers Trust, or its successor(s) in interest, continues to perform in an advisory capacity for the Trust and for so long as any Contract values or any monies attributable to Life Company are in the Trust.

     Each party hereto shall indemnify and hold harmless ("Indemnifying Party") the other party and each of its officers, directors, trustees, employees, and agents (and former officers, directors, trustees, employees, and agents) and each person, if any, who controls such other party within the meaning of Section 15 of the Securities Act of 1933 (individually and collectively, "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) ("Losses") arising out of (i) any violation by the Indemnifying Party of any law, rule, regulation, court order or enforcement position of any regulatory body having jurisdiction over either party, (ii) the Indemnifying Party's performance of or failure to perform its obligations under, or in connection with this Agreement, except that

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an Indemnifying Party shall have no liability to the extent such Losses result from the willful misfeasance, bad faith, negligence, reckless disregard of obligations or duties under this Agreement, or breach of this Agreement by an Indemnified Party. In no event shall any party be liable for any special, consequential, or incidental damages. The indemnification under this Agreement is in addition to (and not duplicative of), and not in lieu of; any indemnification provided under any Fund Participation Agreement entered into between the parties.

     If you are in agreement with the foregoing, please sign a copy and return it to the undersigned.


                                          Accepted and Agreed:
Bankers Trust Company                     USAA Life Insurance Company


By:/s/ Irene S. Greenberg                 By: /s/ Kenneth A. McClure
  -----------------------                     ----------------------
  IRENE S. GREENBURG                          KENNETH A. MCCLURE
  Vice President                              Senior Vice President
                                              Life, Health & Marketing

Date: May 1, 1998                         Date: April 30, 1998
      -------------------                      -----------------------

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                                   Exhibit A
                            BT Insurance Funds Trust

Fees
----

     For each following Portfolio, Bankers Trust agrees to pay Life Company a quarterly amount that is equal on an annual basis to the specified percentage of the average combined daily net assets of all of the shares of the Portfolio held in the Life Company's segregated asset accounts pursuant to the applicable Participation Agreement:

     Portfolio                 Fees for Administrative Services

     Equity 500 Index Fund
     ---------------------
                               all assets      .13%

     Small Cap Index Fund
     --------------------

                               on first $200 million    .15%
                               on the balance      .20%


     EAFE Equity Index Fund
     ----------------------

                               on first $200 million    .15%
                               on the balance      .20%

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                                   Exhibit B
                            BT Insurance Funds Trust
         Advisory and Other Fees; Bankers Trust's Voluntary Fee Waiver

     The annual fees and waivers below are expressed as a percentage of the average daily net assets of the applicable Portfolio.


Portfolio

Equity 500 Index Fund
-------------------------

Advisory                     .20
Admin & Service              .13
Other                        .21
Waiver/Reimb                (.24)
                            ----
Expense Ratio                .30



Small Cap Index Fund
-------------------------

Advisory                     .35
Admin & Service              .13
Other                        .25
Waiver/Reimb                (.28)
                            ----
Expense Ratio                .45


EAFE Equity Index Fund
-------------------------

Advisory                     .45
Admin & Service              .13
Other                        .27
Waiver/Reimb                (.20)
                            ----
Expense Ratio                .65

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